Filed Pursuant to Rule 433

Registration Statement No. 333-254041

HUMANA INC.

3.700% Senior Notes due 2029

March 21, 2022

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa3 (Moody’s)/BBB+ (S&P)/BBB (Fitch)
Trade Date:	March 21, 2022
Settlement Date:	(T+2) March 23, 2022
Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC
BofA Securities, Inc. J.P. Morgan Securities LLC Goldman Sachs & Co. LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:

Barclays Capital Inc.

Truist Securities, Inc.

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UMB Capital Corporation

R. Seelaus & Co., LLC

Security Description:	Senior Notes due 2029
Aggregate Principal Amount:	$750,000,000
Coupon:	3.700%
Maturity Date:	March 23, 2029
Price to Public:	99.872%
Benchmark Treasury:	1.875% UST due February 28, 2029
Benchmark Treasury Price / Yield:	97-00 / 2.346%
Spread to Benchmark Treasury:	+137.5 bps
Yield to Maturity:	3.721%
Interest Payment Dates:	March 23 and September 23, commencing September 23, 2022
Record Dates:	March 1 and September 1
Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after January 23, 2029
CUSIP/ISIN:	444859 BT8 / US444859BT81

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

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